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                                                                     EXHIBIT 3.1


                                     CHARTER

                                       OF

                               LANDAIR CORPORATION

         The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act (the "Act"), adopts the following Charter for such Corporation:

         1. The name of the Corporation is:

                           Landair Corporation (the "Corporation")

         2. (a) The street address, ZIP Code and county of the registered office and registered agent of the Corporation is:

                           430 Airport Road
                           Greeneville, Tennessee 37745
                           Greene County, Tennessee

            (b) The registered agent in the registered office is:

                            Richard H. Roberts

         3. The street address and ZIP Code of the principal office of the Corporation in the State of Tennessee is:

                            430 Airport Road
                            Greeneville, Tennessee 37745

         4. The duration of the Corporation shall be perpetual.

         5. The Corporation is for profit.

         6. The name and address of the incorporator is:

                            Richard H. Roberts
                            430 Airport Road
                            Greeneville, Tennessee 37745

         7. The purpose or purposes for which the Corporation is organized are:

            (a) To engage in the business of moving, conveying and delivering merchandise and commodities of all kinds via either land transportation or air transportation; to lease, own and/or operate equipment for the transportation of commodities and portable goods of every

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description from one location to another; to qualify as a common carrier and to act as a contractor or as a private carrier; and to act as agent for other transportation companies;

            (b) To hold and manage real estate under lease or by ownership in fee or otherwise for use by itself or by other corporations or persons for industrial purposes or otherwise; to lease, sublease, convey, transfer, sell and buy such real estate;

            (c) To generally, and without limitation of the foregoing, carry on, conduct and engage in any and all businesses, occupations or operations that may from time to time be deemed to be necessary, required or conducive to the carrying out of any of the objects or purposes of the Corporation; and

            (d) To engage in any other activity permitted by the laws of the State of Tennessee and the United States.

         8. The maximum number of shares of capital stock which the Corporation shall have the authority to issue is fifty million (50,000,000) shares, of which forty-five million (45,000,000) shares are designated Common Stock with a par value of one cent ($.01) per share, and five million (5,000,000) shares are designated Preferred Stock with a par value of one cent ($.01) per share.

         The designations, preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the above classes of capital stock shall be as follows:

            (a) Preferred Stock.

                (1) Shares of Preferred Stock may be divided into and issued in one or more classes or series at such time or times and for such consideration as the Board of Directors may determine. Each such class or series shall be given a distinguishing designation. All shares of any one class or series shall be of equal rank and identical in all respects.

                (2) Authority is hereby expressly granted to the Board of
            Directors to fix and determine from time to time, by resolution or resolutions providing for the establishment and/or issuance of any class or series of Preferred Stock, the designation of such series and the powers, preferences and the relative rights of the shares of such class or series, and the qualifications, limitations or restrictions thereof, as the Board of Directors may deem advisable and to the full extent now or hereafter permitted by the laws of the State of Tennessee. The resolution or resolutions providing for the establishment and/or issuance of such class or series of Preferred Stock shall set forth: (i) the designation and number of

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            shares comprising each class or series; (ii) the rate of dividends, if any, and whether such dividends shall be noncumulative, cumulative to the extent earned, or cumulative and, if cumulative, from which date or dates; (iii) whether the shares shall be redeemable and, if so, the terms and conditions of such redemption;
            (iv) whether there shall be a sinking fund for the redemption; (v) the rights to which the holders of the shares shall be entitled in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the priority of payment of shares in any such event; (vi) whether the shares shall be convertible into or exchangeable for shares of any other class or any other series and the terms thereof; and (vii) all other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such class or series.

            (b) Common Stock.

                (1) After the requirements with respect to preferential
            dividends, if any, on any class or series of Preferred Stock (fixed pursuant to resolutions as provided in Article 8(a) above) shall have been met, and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums in a sinking fund for the purchase or redemption of shares of any class or series of Preferred Stock (fixed pursuant to resolutions as provided in Article 8(a) above), then, and not otherwise, the holders of Common Stock shall receive, to the extent permitted by law and to the extent the Board of Directors shall determine, such dividends as may be declared from time to time by the Board of Directors.

                (2) After distribution in full of the preferential amount, if any (fixed pursuant to resolutions as provided in Article 8(a) above), to be distributed to the holders of any class or series of Preferred Stock in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive such of the remaining assets of the Corporation of whatever kind available for distribution to the extent the Board of Directors shall determine.

                (3) Except as may be otherwise required by law or by the Charter of the Corporation, each holder of Common Stock shall have one vote in respect of each share of such stock held by him or her on all matters voted upon by the shareholders.


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             (c) Preemptive Rights. The shareholders of the Corporation shall not have preemptive rights.

         9. (a) To the fullest extent permitted by the laws of the State of Tennessee, including without limitation, the Act, as it exists on the date hereof or as it may hereafter be amended, no director of the Corporation shall be personally liable for monetary damages to the Corporation or its shareholders for any breach of fiduciary duty as a director. If the laws of the State of Tennessee, including, without limitation, the Act, are amended after adoption of this Charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of this Article 9 by the shareholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal or modification, or with respect to events occurring prior to such time.

             (b) The Corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the Corporation as a director, officer, employee, agent, or trustee of another Corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors and administrators), against all expense, liability and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended. Such indemnification may include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable statute.

             The indemnification and advancement of expenses provisions of this
Article 9(b) shall not be exclusive of any other right that any person (and his or her heirs, executors and administrators) may have or hereafter acquire under any statute, this Charter, the Corporation's Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the Board of Directors, or agreement, in addition to that provided by this Charter.

         10. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a Board of Directors consisting of not less than three nor more than nine directors, the exact number of directors to be determined in the manner provided in the Bylaws of the Corporation. Each director shall be elected at the annual meeting of shareholders and shall hold office until the next annual

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meeting and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with or without cause, shall be filled either by the Board of Directors or the shareholders.

            Any or all of the directors of the Corporation may be removed at any time for cause by a vote of a majority of the entire Board of Directors and at any time with or without cause by a proper vote of the shareholders of the Corporation. "Cause" shall include, but not be limited to, a director willfully or without reasonable cause being absent from any regular or special meeting for the purpose of obstructing or hindering the business of the Corporation.

            11. The Bylaws of the Corporation may be amended, altered, modified, or repealed by resolution adopted by the Board of Directors, subject to any provisions of law then applicable.

            12. The Corporation shall hold a special meeting of shareholders only in the event (a) of a call of the Board of Directors of the Corporation or the officers authorized to do so by the Bylaws of the Corporation, or (b) the holders of at least twenty-five percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

            13. The affirmative vote of the holders of at least three-quarters (3/4) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, modify or to repeal the provisions of Articles 10 and 12 and this Article 13 of this Charter.


Date: June 9, 1998


                                        LANDAIR CORPORATION



                                        By: /s/ Richard H. Roberts
                                           ------------------------------------
                                           Richard H. Roberts, Incorporator



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